Exhibit 99.1

Andy Wold
(425) 468-7676

FOR IMMEDIATE RELEASE

PACCAR Announces Strong Profits and Revenues

February 2, 2004, Bellevue, Washington – “PACCAR Inc reported outstanding revenues and net income for the fourth quarter and full year 2003 compared with the same periods a year ago,” said Mark C. Pigott, chairman and chief executive officer. “PACCAR’s focus on producing the highest-quality products in the industry, complemented by rigorous cost controls and the innovative use of technology in all facets of its business, enabled the company to achieve impressive profit growth in 2003. PACCAR’s global brands, plus the positive impact of earnings diversification, contributed to the company’s superior operating performance.”

PACCAR earned $159.1 million ($1.35 per diluted share) for the fourth quarter 2003, which is 30 percent higher compared to the $122.2 million ($1.05 per diluted share) earned in 2002. Fourth quarter net sales and financial services revenues were $2.2 billion versus $1.9 billion for the fourth quarter of 2002.

Consolidated net sales and financial services revenues for 2003 were $8.2 billion, an increase of 14 percent from $7.2 billion in 2002. Yearly net income in 2003 of $526.5 million ($4.49 per diluted share) increased 42 percent over 2002 earnings of $372.0 million ($3.20 per diluted share). Dividends of $2.06 per share were declared during 2003, including a special dividend of $1.20. PACCAR also announced a 50 percent stock dividend, effective February 5, 2004, and an increased quarterly dividend, effective in March 2004.

“PACCAR had a great year in 2003; in fact, it was the second best year in the Company’s 98-year history, as well as being the 65th consecutive year of net profitability,” noted Pigott. “Low operating costs and one of the broadest ranges of products in the industry, as offered by DAF, Peterbilt and Kenworth light-, medium- and heavy-duty vehicles, have enabled the company to continue to gain profitable market share. PACCAR’s profitability has translated into steady capital investments in technology, products and processes, even during the difficult phases of the business cycles. These investments have kept PACCAR well ahead of the competition.”

“It is anticipated that the North American Class 8 truck market will improve 10-15 percent in 2004 as customers replace aging trucks and benefit from a gradual economic recovery. The European 15T+ truck market is expected to be slightly better than last year,” added Pigott.

PACCAR’s return on beginning shareholder equity (ROE) was 20.2 percent in 2003 compared to 16.5 percent in 2002. The company’s 2003 after-tax return on sales (ROS) was 6.8 percent versus 5.5 percent a year earlier. The return on sales percent is a record for the company. PACCAR’s total shareholder return has exceeded the Standard & Poor’s 500 Index for the previous one-, five- and ten-year time periods.

2003 Operating Highlights

  PACCAR's U.S. truck divisions, either Kenworth or Peterbilt, earned the customer satisfaction awards in all four segments of the prestigious J.D. Power and Associates Heavy-Duty Truck Customer Satisfaction Study.*
  PACCAR launched an enterprise web portal for its dealers and suppliers. This innovative application, currently used by over 10,700 dealer personnel, improves dealers’ productivity by providing specific content, such as vehicle parts data and truck financing information.
  PACCAR dealers added 23 new locations in 2003, bringing the total to over 1,800 locations worldwide.
  PACCAR accelerated its capital investment program with the introduction of new automated robotic paint systems, construction of two parts distribution centers, building of a new Kenworth Engineering Research Center and the launch of Electronic Dealerships in North America and Europe.
  PACCAR has implemented over 3,000 Six Sigma projects since 1997.

2003 Financial Highlights

  PACCAR generated over 50 percent of its revenue outside the U.S.
  PACCAR’s Financial Services assets segment grew to $5.6 billion and Financial Services pretax profits increased to a record $123.6 million.
  PACCAR invested $75 million, in cash, in its pension plans during 2003.
  The company’s shareholder equity increased to $3.2 billion.

“PACCAR’s strong profit and cash flow performance has allowed the company to continue to be the leader in the commercial vehicle industry worldwide,” added Mike Tembreull, vice chairman. “The company has issued a cash dividend every year since 1941 and has increased its regular quarterly dividend 125 percent in the last six years. During 2003, PACCAR declared $241 million in dividends to its shareholders.”

Global Truck Market Update

“PACCAR produced over 93,000 trucks last year. PACCAR’s truck brands are global industry leaders in both durability and resale value, which create a superior life-cycle cost advantage for our customers,” noted Tom Plimpton, president. “In the U.S. and Canada, Kenworth and Peterbilt maintained their strong Class 8 retail sales market share at 23.5 percent in 2003. Kenworth continued as the market share leader in Mexico and Australia. DAF increased its European market share to a record 12.8 percent in the above 15-tonne market, as well as increasing its market share in the 6-15 tonne market to 8.9 percent.”

“PACCAR achieved a record 9.5 percent registration share in the Class 6-7 truck and tractor market in the U.S. and Canada. This is the fifth year in a row that PACCAR has grown its profitable medium-duty market share,” added Plimpton. “Kenworth and Peterbilt are the fastest growing medium-duty truck producers in the marketplace and this growth has contributed to our dealers’ profitability. PACCAR has established a solid framework for growing its Class 6-7 market share to over 20 percent, comparable to its Class 8 share.”

Record Financial Services Earnings

PACCAR’s Financial Services segment represents a portfolio of over 116,000 trucks and trailers, with total assets of $5.6 billion. Included in this segment is PACCAR Leasing, a major full-service truck leasing company in North America, with a portfolio of over 17,000 vehicles.

Fourth quarter revenues were $124.8 million compared to $110.6 million in the same quarter of 2002, while pretax income improved to a quarterly record of $35.6 million from $24.9 in the fourth quarter 2002. For 2003, full-year revenues were $473.8 million versus $432.6 million last year. Yearly pretax income was a record $123.6 million in 2003 compared to $72.2 million in 2002. PACCAR Leasing achieved its tenth consecutive year of record operating profits.

“PACCAR’s Financial Services companies continue to profitably support the sale of PACCAR trucks throughout North America, Europe and Australia, with a comprehensive portfolio of finance, lease and insurance products,” said Ken Gangl, vice president. “Higher earning assets, lower credit losses and improved finance margins are driving the year-over-year improvements. PACCAR benefits from its AA- credit rating in tailoring finance programs for its customers and dealers.”

“PacLease has added sales representation in key locations to capitalize on market opportunities. PACCAR Financial Europe (PFE) is continuing to attract new business, as dealers and customers recognize PFE as a leading commercial vehicle finance company in Europe,” added Gangl.

PACCAR Winch, the largest diversified winch manufacturer in the world, had earnings for the fourth quarter and the year slightly lower than the same periods last year.

PACCAR is a global technology leader in the design, manufacture and customer support of high-quality light-, medium- and heavy-duty trucks under the Kenworth, Peterbilt, DAF and Foden nameplates. It also provides financial services and distributes truck parts related to its principal business. In addition, the Bellevue, Washington-based company manufactures winches under the Braden, Gearmatic and Carco nameplates.

PACCAR will hold a conference call with securities analysts to discuss fourth quarter 2003 earnings on February 2, 2004, at 9:00 a.m. Pacific time. Interested parties may listen to the call by selecting “Live Webcast” at PACCAR’s homepage.

PACCAR shares are traded on the Nasdaq Stock Market, symbol PCAR, and its homepage can be found at www.paccar.com .

*	J.D. Power and Associates Heavy-Duty Truck Customer Satisfaction StudySM. www.jdpower.com.
Kenworth: "Highest in Customer Satisfaction among Pickup and Delivery Segment Class 8 Trucks." Peterbilt: "Highest in Customer Satisfaction among Over the Road Segment Class 8 Trucks," "Highest in Customer Satisfaction among the Vocational Segment Class 8 Trucks," "Highest in Customer Satisfaction with Heavy Duty Truck Dealer Service.”

PACCAR Inc SUMMARY INCOME STATEMENTS (in millions except per share amounts)

	Three Months Ended December 31		Year Ended December 31

	2003	2002	2003	2002

Truck and Other:
Net sales and revenues	$2,082.6	$1,808.4	$7,721.1	$6,786.0
Cost of sales and revenues	1,801.7	1,563.5	6,732.0	5,947.2
Selling, general and administrative	86.6	93.3	345.0	354.5
Interest and other, net	.2	.1	3.5	10.9

Truck and Other Income Before Taxes	194.1	151.5	640.6	473.4

Financial Services:
Revenues	124.8	110.6	473.8	432.6
Expenses	89.2	85.7	350.2	360.4

Financial Services Income Before Taxes	35.6	24.9	123.6	72.2

Investment Income	10.1	9.2	41.3	28.5

Total Income Before Income Taxes	239.8	185.6	805.5	574.1
Income taxes	80.7	63.4	279.0	202.1

Net Income	$159.1	$122.2	$526.5	$372.0

Net Income Per Share*:
Basic	$1.36	$1.06	$4.52	$3.22

Diluted	$1.35	$1.05	$4.49	$3.20

Weighted Average Shares Outstanding*:
Basic	116.8	115.7	116.6	115.6

Diluted	117.7	116.5	117.4	116.4

Dividends declared per share*	$1.42	$.90	$2.06	$1.50

*	Earnings and dividends declared per share and weighted average shares outstanding are presented before the effect of a 50% stock dividend declared on December 9, 2003, to be paid on February 5, 2004.

PACCAR Inc CONDENSED BALANCE SHEETS (in millions of dollars)

	December 31

	2003	2002

ASSETS
Truck and Other:
Cash and marketable debt securities	$1,700.3	$1,273.4
Trade and other receivables, net	479.1	404.7
Inventories	334.5	310.6
Property, plant and equipment, net	893.4	818.4
Equipment on lease, taxes and other	929.5	783.1
Financial Services Assets	5,605.4	5,112.3

	$9,942.2	$8,702.5

LIABILITIES AND STOCKHOLDERS' EQUITY
Truck and Other:
Accounts payable, deferred revenues and other	$2,225.3	$1,955.6
Dividend payable	140.1	71.4
Term debt	41.5	71.6
Financial Services Liabilities	4,286.3	4,003.2
STOCKHOLDERS' EQUITY	3,249.0	2,600.7

	$9,942.2	$8,702.5

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